Exhibit 10.10

FORM OF RESTRICTED STOCK AWARD AGREEMENT

          THIS RESTRICTED STOCK AWARD AGREEMENT is entered into and effective as of this ____  day of ____________, ______ (the “Date of Grant”), by and between Northern Technologies International Corporation (the “Company”) and ----_________________ (the “Grantee”).

          A.     The Company has adopted the Northern Technologies International Corporation 2007 Stock Incentive Plan (the “Plan”) authorizing the Board of Directors of the Company, or a committee as provided for in the Plan (the Board or such a committee to be referred to as the “Committee”), to grant restricted stock awards to employees (including, without limitation, officers and directors who are also employees) of the Company or any Subsidiary, and any non-employee directors, consultants, advisors and independent contractors of the Company or any Subsidiary (as defined in the Plan).

          B.     The Company desires to give the Grantee an incentive in the form of a grant of a restricted stock award pursuant to the Plan, to encourage the Grantee’s long-term performance for the Company and its stockholders as an employee, officer or director and more closely align the Grantee’s interest in the Company with that of the Company’s stockholders.

          Accordingly, the parties agree as follows:

1.   Grant of Award.

          The Company hereby grants to the Grantee a restricted stock award (the “Award”) consisting of __________________ (_____) shares (the “Award Shares”) of the Company’s common stock, $0.02 par value (the “Common Stock”), according to the terms and subject to the restrictions and conditions hereinafter set forth and as set forth in the Plan.  Reference to “Award Shares” in this Agreement will be deemed to include the Dividend Proceeds (as defined in Section 3.3 of this Agreement) with respect to such Award Shares that are retained and held by the Committee as provided in Section 3.3 of this Agreement and the Plan

2.   Grant Restriction.

          2.1     Restriction and Forfeiture.  The Grantee’s right to retain the Award Shares will be subject to the Grantee remaining in the continuous service of the Company as an employee, officer or director for a period of ________ (___) years (the “Restriction Period”) following the Date of Grant; provided, however, that such period restrictions (the “Restrictions”) will lapse and terminate prior to end of the Restriction Period with respect to installments of Award Shares to the extent and on such dates as follows:

Date of Restriction Lapse	Number of Award Shares for Which Restrictions Lapse

2.2 Termination of Employment or Service.

          (a)     General Rule.  In the event the Grantee’s employment or service relationship with the Company and all Subsidiaries is terminated by reason of death, Disability, Retirement, or any other reason, all outstanding Award Shares held by Grantee that have not vested as of such termination will be terminated and forfeited and the certificate(s) representing the non-vested portion of the Award Shares so forfeited shall be canceled.

          (b)     Modification of Rights Upon Termination.  Notwithstanding the other provisions of this Section 2.2, upon a Grantee’s termination of employment or service relationship with the Company, the Committee may, in its sole discretion (which may be exercised at any time on or after the date of grant, including following such termination), cause any or all of any outstanding Award Shares then held by such Grantee to vest and/or continue to vest or become free of restrictions following such termination of employment or service relationship, in each case in the manner determined by the Committee; provided, however, that any modification of an Award upon a Grantee’s termination of employment or service relationship will be subject to Sections 12.3, 12.4 and 12.6 of the Plan.

2.3 Change in Control.

          (a)     Impact of Change in Control.  If a Change in Control (as defined in the Plan) of the Company occurs, then the Restrictions applicable to the Award Shares that have been outstanding will become immediately fully vested and non-forfeitable, subject to Section 14.4 of the Plan.

          (b)     Limitation on Change in Control Payments.  Notwithstanding anything in this Section 2.3 to the contrary, if, with respect to the Grantee, the acceleration of the vesting of the Award Shares as provided above (which acceleration or payment could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other “payments” that the Grantee has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the “payments” to the Grantee as set forth herein will be reduced to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code; provided, that such reduction shall be made only if the aggregate amount of the payments after such reduction exceeds the difference between (A) the amount of such payments absent such reduction minus (B) the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments.  Notwithstanding the foregoing sentence, if the Grantee is subject to a separate agreement with the Company or a Subsidiary that expressly addresses the potential application of Sections 280G or 4999 of the Code (including, without limitation, that “payments” under such agreement or otherwise will be reduced, that the Grantee will have the discretion to determine which “payments” will be reduced, that such “payments” will not be reduced or that such “payments” will be “grossed up” for tax purposes), then this Section 3.3(b) will not apply, and any “payments” to the Grantee as provided herein will be treated as “payments” arising under such separate agreement.

3.	Issuance of Award Shares.

          3.1     Privileges of a Stockholder; Transferability.  As soon as practicable after the execution and delivery of this Agreement and the satisfaction of any conditions to the effective issuance of such Award Shares (including, without limitation, the conditions set forth in Section 3 of this Agreement and Section 8 of the Plan), the Grantee will be recorded on the books of the Company as the owner of the Award Shares, and the Company will issue one or more duly issued and executed stock certificates evidencing the Award Shares.  Except as provided in Sections 8.1, 8.3, 8.4 and 15.3 of the Plan and this Agreement, the Grantee will have all voting, dividend, liquidation and other rights with respect to the Award Shares in accordance with their terms upon becoming the holder of record of such Award Shares; provided, however, that prior to the lapse or other termination of the Restrictions applicable to Award Shares, except as provided in Section 15.3 of the Plan, such Award Shares will not be assignable or transferable by the Grantee, either voluntarily or involuntarily, and may not be subjected to any lien, directly or indirectly, by operation of law or otherwise.  Any attempt to transfer, assign or encumber the Award Shares other than in accordance with this Agreement and the Plan will be null and void and will void the Award, and all Award Shares for which the Restrictions have not lapsed will be forfeited and immediately returned to the Company.

          3.2     Escrow of Award Share Certificates.  To enforce the Restrictions imposed by this Agreement and the Plan, until the Restrictions have lapsed with respect to the Award Shares (a) the stock certificates evidencing the Award Shares will bear a legend referring to the Restrictions and (b) the stock certificates evidencing the Award Shares, together with duly endorsed stock powers, attached hereto as Exhibit A, will be kept in the custody of the Company or its transfer agent or evidence of stock ownership of such Award Shares will be maintained, together with duly endorsed stock powers, in a certificateless book-entry stock account with the Company’s transfer agent.

          3.3     Dividends and Other Distributions.  Unless the Committee determines otherwise in its sole discretion, any dividends or distributions with respect to the Award Shares, including regular cash dividends, stock dividends or dividends in kind (all of which will collectively be referred to as “Dividend Proceeds”), will be subject to the same risk of forfeiture and restrictions on transfer as the forfeitable Award Shares in respect of which they are issued or transferred, will be deposited, along with any necessary duly endorsed stock powers, with the Company or its transfer agent, and will become Award Shares for the purposes of this Agreement.  The Committee may, in its sole discretion, determine whether any interest will be paid on such Dividend Proceeds.

          3.4     Lapse of Restrictions; Issuance of Unrestricted Shares.  Upon the vesting of any Award Shares, such vested Award Shares will no longer be subject to forfeiture as provided in Section 2.2 of this Agreement.  Upon the vesting of any Award Shares, all restrictions on such Award Shares will lapse, and the Company will, subject to the provisions of the Plan, issue to the Grantee a certificate evidencing the Award Shares that is free of any transfer or other restrictions arising under this Agreement.

          3.5     Employment or Service.  Nothing in this Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of the Grantee at any time, nor confer upon the Grantee any right to continue in the employ of or provide services to the Company or any Subsidiary at any particular position or rate of pay or for any particular period of time.

          3.6     Breach of Agreements.  Notwithstanding anything in this Agreement or the Plan to the contrary, in the event that the Grantee materially breaches the terms of any employment, service, confidentiality, non-compete or non-solicitation agreement entered into with the Company or any Subsidiary, whether such breach occurs before or after termination of the Grantee’s employment or other service with the Company or any Subsidiary, the Committee in its sole discretion may immediately terminate all rights of the Grantee under the Plan and this Agreement without notice of any kind or may require the Grantee to surrender shares of Common Stock received, and to disgorge any profits (however defined by the Committee), made or realized by the Grantee in connection with this Agreement.

4.   Section 83(b) Election.

          The Grantee hereby acknowledges that Grantee has been informed that, with respect to the grant of the Award, an election may be filed by the Grantee with the Internal Revenue Service, within 30 days of the Date of Grant, electing pursuant to Section 83(b) of the Code to be taxed currently on the fair market value of the Award on the Date of Grant.  The Grantee acknowledges that it is the Grantee’s sole responsibility to timely file the election under Section 83(b) of the Code if the Grantee chooses to make such an election.  The Grantee has been advised that he or she should consult his or her personal tax or financial advisor with any questions regarding whether to make a Section 83(b) election.  If the Grantee makes such an election, the Grantee agrees to promptly provide the Company a copy of the election form.

5.   Withholding Taxes.

          The Company is entitled to (a) withhold and deduct from future wages of the Grantee (or from other amounts that may be due and owing to the Grantee from the Company or a Subsidiary), or cause to be paid to the Company out of the Dividend Proceeds, or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, foreign, state and local withholding and employment-related tax requirements attributable to the receipt of the Award, the receipt of dividends or distributions on Award Shares, or the lapse or termination of the Restrictions applicable to the Award Shares; (b) withhold cash paid or payable or shares of Common Stock from the shares issued or otherwise issuable to the Grantee in connection with this Award; or (c) require the Grantee promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to this Award.  Shares of Common Stock issued or otherwise issuable to the Grantee in connection with this Award that gives rise to the tax withholding obligation that are withheld for purposes of satisfying the Grantee’s withholding or employment-related tax obligation will be valued at their Fair Market Value on the Tax Date.

6.   Adjustments.

          In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off), or any other similar change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Grantee, will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities or other property (including cash) subject to, and the exercise price of, this Award.

7.   Stock Subject to Plan.

          This Award and the Award Shares granted and issued pursuant to this Agreement have been granted and issued under, and are subject to the terms of, the Plan.  The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Grantee, by execution of this Agreement, acknowledges having received a copy of the Plan.  The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan.  In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.

8.   Miscellaneous.

          8.1     Code Section 409A Compliance.  If any provision of this Agreement would result in the imposition of an excise tax under Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”), that provision will be reformed to avoid imposition of the excise tax and no action taken to comply with Section 409A will be deemed to impair a benefit under this Agreement.

          8.2     Binding Effect.  This Agreement will be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.

          8.3     Governing Law.  This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota, without regard to conflicts of laws provisions.  Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.

          8.4     Entire Agreement.  This Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and exercise of this Option and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and exercise of this Option and the administration of the Plan.

          8.5     Amendment and Waiver.  Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance.

          8.6     Construction.  Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law.  If any provision of this Agreement is to any extent invalid under the applicable law that provision will still be effective to the extent it remains valid.  The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

          8.7     Counterparts.  For convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart to be deemed an original instrument, and all such counterparts together to constitute the same agreement.

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          The parties to this Agreement have executed this Agreement effective the day and year first above written.

NORTHERN TECHNOLOGIES
INTERNATIONAL CORPORATION

By

Its

By execution of this Agreement,	GRANTEE
the Grantee acknowledges having
received a copy of the Plan.
(Signature)

(Name and Address)

Exhibit A

STOCK POWER

          For value received, I hereby sell, assign and transfer unto ___________________ ______________________________ shares of the Common Stock of Northern Technologies International Corporation standing in my name on the books of said company represented by Certificate(s) Number(s) _________ herewith, and do hereby irrevocably constitute and appoint ________________________ attorney to transfer said stock on the books of said company with full power of substitute in the premises.

(Signature)

(Name and Address)

Date: